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2601 S. Bayshore Drive, 9th floor, Miami, Florida 33133	Office (305) 856-3200 • Fax (305) 856-8190

For Immediate Release

Terremark to Redeem $28.8 million of Convertible Debt
Company expects most will convert to equity

Miami, Florida. (May 17, 2004) — Terremark Worldwide Inc. (AMEX: TWW), a leading operator of integrated Tier-1 Network Access Points (NAPs) and best-in-class network services, today announced that it is providing debenture holders with notice of redemption of its $25 million 10% convertible notes and its $2.8 million 13.125% convertible debentures effective May 31, 2004. As a result of this redemption notification, the Company expects that most holders will convert their notes into shares of its common stock on or before May 31, 2004.

“The anticipated conversion of the convertible notes into equity is consistent with Terremark’s goal to continue strengthening its balance sheet and, assuming full conversion, would reduce annual cash interest payments by approximately $2.9 million,” stated Manuel D. Medina, Chairman and CEO of Terremark Worldwide Inc.

About Terremark Worldwide, Inc.

Terremark Worldwide Inc. (AMEX:TWW) is a leading operator of integrated Tier-1 Network Access Points (NAPs) and best-in-class network services, creating technology marketplaces in strategic global locations. Terremark is the owner and operator of the NAP of the Americas, the 5th Tier-1 Network Access Point in the world and the model for the carrier-neutral TerreNAP(sm) Data Centers the company has in Santa Clara, California (NAP of the Americas/West), in Sao Paulo, Brazil (NAP do Brasil) and in Madrid, Spain (NAP de las Americas - Madrid). The carrier-neutral NAP of the Americas is a state-of-the-art facility that provides exchange point, collocation and managed services to carriers, Internet service providers, network service providers, government entities, multi-national enterprises and other end users. The NAP, which connects fiber networks in Latin America, Europe, Asia and Africa to those in the U.S., enables customers to freely choose among the many carriers available at the TerreNAP Centers to do business. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, (305) 856-3200. More information about Terremark Worldwide can be found at http://www.terremark.com.

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.

Contacts:
Terremark Worldwide, Inc., Miami
Sandra Gonzalez-Levy, 305-860-7829
sgonzalez-levy@terremark.com

Media Relations
Edelman
Jim Burke
305-358-5299
jim.burke@edelman.com

Investor Relations
RCG Capital Markets Group, Inc.
Joe Diaz
480-675-0400
jdiaz@rcgonline.com

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